PIONEER GROWTH TRUST


                          Establishment and Designation
                                       of
        Class A Shares, Class B Shares, Class C Shares and Class Y Shares
                            of Beneficial Interest of
                           Pioneer Capital Growth Fund



         The undersigned, being a majority of the Trustees of Pioneer Growth Trust, a Massachusetts business trust (the "Trust"), acting pursuant to Article V, Sections 5.1 and 5.11 of the Amended and Restated Declaration of Trust dated December 7, 1993 of the Trust (the "Declaration"), do hereby divide the shares of beneficial interest of Pioneer Capital Growth Fund (the "Fund")(the "Shares"), a series of the Trust, to create four classes of Shares of the Fund as follows:

         1. The four classes of Shares established and designated hereby are "Class A Shares," "Class B Shares," "Class C Shares" and "Class Y Shares," respectively.

         2.       Class A  Shares,  Class B Shares,  Class C Shares  and Class Y
                  Shares shall each be entitled to all of the rights and preferences accorded to Shares under the Declaration.

         3. The purchase price of Class A Shares, Class B Shares, Class C Shares and Class Y Shares, the method of determining the net asset value of Class A Shares, Class B Shares, Class C Shares and Class Y Shares and the relative dividend rights of holders of Class A Shares, Class B Shares, Class C Shares and Class Y Shares shall be established by the Trustees of the Trust in accordance with the provisions of the Declaration and shall be set forth in the Trust's Registration Statement on Form N-1A under the Securities Act of 1933 and/or the Investment Company Act of 1940, as amended and as in effect at the time of issuing such Shares.

         4. The Trustees, acting in their sole discretion, may determine that any Shares of the Fund issued are Class A Shares, Class B Shares, Class C Shares, Class Y Shares, or Shares of any other class of the Fund hereinafter established and designated by the Trustees.


         IN WITNESS WHEREOF, the undersigned have executed this instrument this 1st day of July, 1996.




/s/John F. Cogan, Jr.                        /s/ Marguerite A. Piret
John F. Cogan, Jr.                            Marguerite A. Piret
as Trustee and not individually              as Trustee and not individually
975 Memorial Drive, #802                    162 Washington Street
Cambridge, MA  02138                        Belmont, MA  02178


/s/Mary K. Bush                              /s/ David D. Tripple
Mary K. Bush                                David D. Tripple
as Trustee and not individually     as Trustee and not individually
Health Policy Institute                     6 Woodbine Road
53 Bay State Road                           Belmont, MA  02178
Boston, MA  02215

/s/Richard H. Egdahl, M.D.              /s/ Stephen K. West, Esq.
Richard H. Egdahl, M.D.                     Stephen K. West, Esq.
as Trustee and not individually       as Trustee and not individually
Health Policy Institute                     Sullivan & Cromwell
53 Bay State Road                           125 Board Street
Boston, MA  02215                        New York, NY  10004


/s/Margaret B.W. Graham                      /s/ John Winthrop
Margaret B.W. Graham                        John Winthrop
as Trustee and not individually            as Trustee and not individually
The Keep                                   One Adgers Wharf
P.O. Box 110                               Charlestown, SC  29401
Little Deer Isle, ME 04650


/s/John W. Kendrick
John W. Kendrick
as Trustee and not individually
6363 Waterway Drive
Falls Church, VA 22044